Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-641-5531

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2014 RESULTS

Results Reflect First Profitable Q1 Since 2010
Company Announces Completion of Global Restructuring Plan
2014 Guidance Reaffirmed

THOROFARE, N.J., May 5, 2014 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 30, 2014.

First Quarter GAAP Results

Net revenues from continuing operations in the first quarter of 2014 decreased 0.5%, to $147.4 million from $148.2 million in the first quarter of 2013. Foreign currency translation effects resulted in a $0.9 million or 0.6% decrease in net revenues. During the quarter, gross profit margins were 42.3% compared with 35.9% in the 2013 first quarter.

Selling, general, and administrative (SG&A) expenses in the first quarter of 2014 decreased $1.2 million or 2.1% to $54.3 million from $55.5 million in the first quarter of 2013. The first quarter of 2014 included approximately $2.2 million ($1.6 million in SG&A) of additional cost reductions from the global restructuring initiatives.

Operating income in the first quarter of 2014 was $2.2 million, $4.4 million higher when compared with operating loss of $2.2 million in the same period last year. Foreign currency translation effects resulted in a $0.7 million reduction in operating income.

Net earnings from continuing operations in the first quarter of 2014 were nil per diluted share versus a net loss of $0.12 per diluted share in the same period last year.

First Quarter Adjusted non-GAAP Operating Income, EBITDA and Earnings per Share

Adjusted non-GAAP operating income from continuing operations was $4.1 million in the first quarter of 2014, $10.7 million higher when compared with a loss of $6.6 million in the same period last year. Adjusted EBITDA was $11.8 million in the first quarter of 2014, $9.5 million higher compared with $2.3 million in the first quarter of 2013. Adjusted non-GAAP net earnings from continuing operations in the first quarter of 2014 was $0.04 per diluted share compared to net loss of $0.23 per diluted share in the same period last year. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, "I am pleased with our first quarter performance, which marked the first time since 2010 that Checkpoint has reported a profitable start to a fiscal year. I am also pleased to announce that we have completed all projects in our expanded Global Restructuring Plan including Project LEAN. Each of these marks a significant milestone in our turnaround and I thank each and every Checkpoint employee who has contributed to this monumental effort.

"We are beginning to see the impact of the second phase of our three-year turnaround plan: process improvement and margin enhancement initiatives. While our revenues were flat excluding foreign currency fluctuations, our gross profit margins increased nearly 640 basis points over the first quarter last year. Gross profit margins were higher across nearly all product lines, driven by the benefits of Project LEAN, manufacturing cost reductions, improved manufacturing efficiencies, improved field service utilization, and supply chain freight efficiencies. Gross margins were also favorably impacted by the mix of revenues toward EAS consumables and Alpha, reflecting the recurring portion of our recent market share gains.”

Jeff Richard, Executive Vice President and Chief Financial Officer, said, "Checkpoint is embracing the principles of continuous improvement and focusing on profitable growth. Our balance sheet is at its strongest point in three years, with cash exceeding total debt by $35.8 million. While we continue to expect that retailers will remain cautious with their capital investments, we are currently on track to deliver our previously issued 2014 guidance.”

Global Restructuring

Global restructuring initiatives lowered costs in the first quarter of 2014 by an additional $2.2 million when compared with reductions achieved in the first quarter of 2013, with $1.6 million of the additional reductions attributable to SG&A. All projects in our expanded Global Restructuring Plan including Project LEAN have been substantially completed, with final headcount terminations expected to be completed by the third quarter of 2014. Cost reductions since the inception of the restructuring plan total $98.0 million, with $69.2 million attributable to SG&A. The Company expects to realize the full benefit of $108 million in total program savings by the end of the third quarter of 2015.

Additional Cost Savings / Margin Enhancements

The Company will continue to develop additional cost savings and margin enhancement initiatives over and above those in the current global restructuring initiatives. The value of these opportunities currently is expected to be $10 million to $15 million by the end of 2014, with an annualized benefit of $15 million to $20 million.

Selected Discussion and Analysis of First Quarter 2014 Results

•
Net revenues decreased 0.5% to $147.4 million compared with $148.2 million for the first quarter of 2013, principally due to negative foreign currency effects of 0.6%, partially offset by an organic increase of 0.1%.

◦
Merchandise Availability Solutions (MAS) revenues decreased 0.8% to $93.5 million, principally driven by fewer EAS hardware installations in Europe versus the first quarter of 2013, partially offset by EAS Hardware and Alpha®  sales in the US and global growth in EAS Consumables and RFID.

◦	Apparel Labeling Solutions (ALS) revenues increased 3.1% to 42.1 million, principally driven by growth in RFID labels.
◦
Retail Merchandising Solutions (RMS) revenues decreased 9.4% to $11.9 million, principally due to the transition of a portion of the European business to a distributor model during the first quarter of 2013.

•	Gross profit margin was 42.3% compared with 35.9% for the first quarter of 2013.
◦
MAS gross profit margin was 47.0% compared with 39.6% in the first quarter of 2013. The increase was principally due to increased volume on higher margin programs, favorable manufacturing variances, favorable freight variances, lower pilot costs and field service expenses.

◦
ALS gross profit margin was 33.5% compared with 26.9% in the first quarter of 2013. The increase was principally due to Project LEAN initiatives, better inventory management and improved manufacturing efficiencies.

◦
RMS gross profit margin was 35.9% compared with 37.8% in the first quarter of 2013. The decrease was primarily due to the movement of a portion of this business to a distributor model, partially offset by favorable manufacturing variances.

•
SG&A expenses were $54.3 million compared with $55.5 million in the first quarter of 2013. The first quarter of 2014 included cost reductions totaling approximately $2.2 million ($1.6 million in SG&A) from the expanded Global Restructuring Plan, including Project LEAN.

•	Operating income was $2.2 million compared with operating loss of $2.2 million in the first quarter of 2013.

•	Non-GAAP operating income was $4.1 million compared with non-GAAP operating loss of $6.6 million in the first quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $1.9 million resulting from the expanded Global Restructuring Plan, including Project LEAN. Restructuring expense since its inception totals $78.7 million ($15.7 million non-cash).

•	EBITDA was $11.8 million, compared with $2.3 million in the first quarter of 2013. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Cash flow provided by operating activities was $8.6 million compared with $13.0 million in the first quarter of 2013. Investments to support new market share gains drove inventory higher by $11.1 million. Higher Non-GAAP operating income by $10.7 million partially offset a $13.2 million timing impact on accounts payable.

•
As of March 30, 2014, cash and cash equivalents were $121.2 million compared with $121.6 million as of December 29, 2013, and total debt was $85.4 million compared with $91.6 million as of December 29, 2013. Capital expenditures were $3.3 million in the first quarter of 2014.

Outlook for 2014

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is reaffirming its previously-announced guidance for 2014. As previously noted, this guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation fees or settlements, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $675 million to $715 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.60 to $0.70.

•	EBITDA is expected to be in the range of $68 million to $78 million.

Checkpoint Systems will host a conference call tomorrow, May 6, 2014, at 8:30 a.m. Eastern Time, to discuss its first quarter 2014 results. The call will be simultaneously broadcast live over the Internet.  Listeners may access a webcast of the call at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint provides end-to-end solutions enabling retailers to achieve accurate real-time inventory, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint's solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss-prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint's customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.
For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,”“anticipate,”“intend,”“plan,”“believe,”“seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact of our financial results and stock price as a result of our restatement of our previously-issued financial statements; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	March 30, 2014	December 29, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$121,163	$121,573
Accounts receivable, net of allowance of $12,933 and $12,404	142,059	167,864
Inventories	94,821	83,521
Other current assets	25,335	29,119
Deferred income taxes	9,084	9,108
Total Current Assets	392,462	411,185
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,139	1,267
PROPERTY, PLANT, AND EQUIPMENT, net	74,463	75,067
GOODWILL	185,893	185,864
OTHER INTANGIBLES, net	75,292	78,166
DEFERRED INCOME TAXES	37,981	38,131
OTHER ASSETS	10,217	9,813
TOTAL ASSETS	$777,447	$799,493
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$203	$435
Accounts payable	53,861	67,203
Accrued compensation and related taxes	25,860	24,341
Other accrued expenses	41,935	41,580
Income taxes	—	2,439
Unearned revenues	9,608	9,011
Restructuring reserve	7,651	8,175
Accrued pensions — current	5,012	5,013
Other current liabilities	17,047	19,536
Total Current Liabilities	161,177	177,733
LONG-TERM DEBT, LESS CURRENT MATURITIES	85,168	91,187
FINANCING LIABILITY	35,621	35,068
ACCRUED PENSIONS	99,694	99,677
OTHER LONG-TERM LIABILITIES	35,211	36,436
DEFERRED INCOME TAXES	12,971	13,067
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,644,492 and 45,484,524 shares	4,564	4,548
Additional capital	435,046	434,336
Accumulated deficit	(23,413)	(23,284)
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	2,928	2,245
TOTAL STOCKHOLDERS' EQUITY	347,605	346,325
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$777,447	$799,493

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
	March 30, 2014	March 31, 2013
		(As Restated)
Net revenues	$147,406	$148,173
Cost of revenues	85,120	94,907
Gross profit	62,286	53,266
Selling, general, and administrative expenses	54,346	55,525
Research and development	3,882	4,693
Restructuring expenses	1,892	2,016
Litigation settlement	—	(6,584)
Acquisition costs	—	161
Other operating income	—	(330)
Operating income (loss)	2,166	(2,215)
Interest income	267	399
Interest expense	1,256	2,564
Other gain (loss), net	(86)	(545)
Earnings (loss) from continuing operations before income taxes	1,091	(4,925)
Income taxes expense	1,220	—
Net loss from continuing operations	(129)	(4,925)
Loss from discontinued operations, net of tax expense of $0 and $134	—	(2,556)
Net loss	(129)	(7,481)
Less: loss attributable to non-controlling interests	—	(58)
Net loss attributable to Checkpoint Systems, Inc.	$(129)	$(7,423)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$—	$(0.12)
Loss from discontinued operations, net of tax	—	(0.06)
Basic loss attributable to Checkpoint Systems, Inc. per share	$—	$(0.18)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Loss from continuing operations	$—	$(0.12)
Loss from discontinued operations, net of tax	—	(0.06)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$—	$(0.18)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) from continuing operations plus non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss) :	March 30, 2014	March 31, 2013
		(As Restated)
Net Revenues	$147,406	$148,173

GAAP operating income (loss)	2,166	(2,215)

Non-GAAP Adjustments:

Restructuring expenses	1,892	2,016
Litigation settlement	—	(6,584)
Acquisition costs	—	161
Adjusted Non-GAAP operating income (loss)	4,058	(6,622)
Other gain (loss), net (a)	29	—
Depreciation and amortization expense	6,164	6,962
Stock compensation expense	1,501	1,957
Adjusted EBITDA	$11,752	$2,297

GAAP operating margin	1.5%	(1.5)%
Adjusted Non-GAAP operating margin	2.8%	(4.5)%

(a) Represents other gain (loss), net per the Consolidated Statement of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter
	(13 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	March 30, 2014	March 31, 2013
		(As Restated)
Loss from continuing operations attributable to Checkpoint Systems, Inc., as reported	$(129)	$(4,867)

Non-GAAP Adjustments:

Restructuring expenses, net of tax	1,418	1,681
Litigation settlement, net of tax	—	(6,584)
Acquisition costs, net of tax	—	161
Interest on financing liability, net of tax	391	353
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$1,680	$(9,256)

Reported diluted shares	41,886	41,188
Adjusted diluted shares	42,248	41,188

Reported net loss from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$—	$(0.12)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.04	$(0.23)